Exhibit 99.1

Press Release: JRSIS HEATH CARE CORPORATION Declares Dividend on Common Stock

JRSIS HEALTH CARE CORPORATION Declares Dividend on Common Stock

NEW YORK, UNITED STATES, April 26, 2019 -- JRSIS Health Care Corporation (OTCQX: JRSS), a corporation organized in the United States under the laws of the State of Florida, which owns one main hospital and two branches, today announced that its Board of Directors has declared a one-time 20% stock dividend for shareholders of record as of May 13, 2019. Each shareholder will receive 20 shares of stock for every 100 shares owned. The stock dividend will be issued on May 28, 2019.

About JRSIS Health Care Corporation.

JRSIS Health Care Corporation is a corporation organized in the United States under laws of the State of Florida, which owns one main hospital and two branches located in Harbin City in the People's Republic of China. The Company provides well rounded medical services to all of its patients. From less complicated services such as Dentistry to highly sophisticated operations such as General Surgery, the Hospitals' staff are prepared to provide immediate medical treatment services throughout all 24 hours of the day. The modern facilities and cutting-edge equipment, as well as highly skilled and experienced personnel, enable the Hospitals to attend to patient medical and healthcare needs. The Company offer comprehensive healthcare services including: medical consulting, surgery, obstetrics and gynecology, pediatrics, anesthesia, clinic laboratory, medical imaging, and traditional Chinese medicine.

Contact:

2860264901@qq.com

RELATED LINKS

JRSIS Health Care Corporation

http://www.jhcc.cn